UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2024
Crown Castle Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16441	76-0470458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8020 Katy Freeway, Houston, Texas 77024-1908
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (713) 570-3000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(b) On September 23, 2024, Crown Castle Inc. ("Company") was notified by Michael J. Kavanagh, its Executive Vice President ("EVP") and Chief Operating Officer ("COO")–Towers, that he has elected to retire from the Company. Mr. Kavanagh will retire from his position, after approximately 14 years with the Company in various senior leadership roles, effective October 28, 2024 ("Effective Date"), and will remain with the Company in an advisory capacity through December 31, 2024 to assist the Company with various matters. In connection with his retirement, Mr. Kavanagh will be eligible to receive benefits under the Company's Amended and Restated Extended Service Separation Program, a copy of which is filed as Exhibit 10.17 to the Company’s Form 10-K for the year ended December 31, 2023 ("Annual Report").

(c) On September 23, 2024, the Board of Directors ("Board") of the Company appointed Catherine Piche, age 53, as EVP and COO–Towers, effective as of the Effective Date. Ms. Piche previously served as the COO–International of Phoenix Tower International LLC, a global wireless communications infrastructure provider, from October 2023 to September 2024 and as Crown Castle's EVP and COO–Towers from August 2021 to September 2023. Prior to that time, Ms. Piche served in various leadership positions at the Company, including as Senior Vice President–Project Delivery, Design and Construction from August 2021 to September 2021, as Vice President–Delivery, Design and Construction from June 2021 to August 2021, as Vice President–Project Delivery from April 2020 to June 2021, and as Area President–East Area from April 2011 to June 2021. Before initially joining the Company in April 2011, Ms. Piche spent over ten years at American Tower Corporation, in various leadership positions in tower deployment, national carrier accounts, and general management. She began her career in telecommunications serving in numerous operational roles at Sprint Corporation and AT&T Inc.

There are no arrangements or undertakings pursuant to which Ms. Piche was selected as EVP and COO–Towers. There are no family relationships among any of the Company's directors or executive officers and Ms. Piche. There are no related party transactions involving Ms. Piche that are reportable under Item 404(a) of Regulation S-K.

In connection with Ms. Piche's appointment, the Board approved, in each case, effective as of the Effective Date, (1) an annual base salary of $550,000 and (2) the grant of restricted stock units to be valued at approximately $1,200,000 of the Company's common stock ("RSUs"). The RSUs will be granted pursuant to the Company's 2022 Long-Term Incentive Plan, as amended, and the terms of the RSUs will provide for vesting in two equal installments on each of November 10, 2025 and 2026, subject to Ms. Piche's continued employment through each applicable vesting date. In addition, Ms. Piche will be eligible to participate, on a prorated basis, in the Company's 2024 EMT Annual Incentive Plan, a copy of which is filed as Exhibit 10.19 to the Company's Annual Report.

In connection with Ms. Piche's appointment, the Company entered into a severance agreement with Ms. Piche, effective as of the Effective Date ("Severance Agreement"). The terms and conditions of the Severance Agreement are substantially similar to those described in "VI. Executive Compensation—Potential Payments Upon Termination of Employment—Severance Agreements" on pages 79 and 80 of the Company's Definitive Proxy Statement filed on April 11, 2024 (which description is incorporated herein by reference), except as provided in the following sentences. The Severance Agreement contains provisions that generally prohibit Ms. Piche, from the effective date of the Severance Agreement and for one year following the termination of her employment with the Company, from engaging in business activities involving or relating to owning, leasing, developing, designing, operating or constructing (1) fiber optic communication cable, equipment or networks or (2) communications towers or networks (including distributed antenna systems and small cells) in the United States or any other country in which the Company is then engaged in such activities. Except as provided in the immediately preceding sentence, the description of Ms. Piche's Severance Agreement is qualified in its entirety by reference to the form of severance agreement filed as Exhibit 10.6 to the Company's Annual Report, which form of severance agreement is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INC.
By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel
Date: September 24, 2024